                   Bausch & Lomb Incorporated

                           Exhibit 11

      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)


                               Three Months Ended       Nine Months Ended
                               Sept 26,   Sept 27,     Sept 26,   Sept 27,
                                 1998        1997        1998        1997

Net Earnings (in millions) (a)   $36.2       $18.5       $68.3       $42.0

Actual outstanding Common
and Class B shares at           55,888      55,421      55,209      55,404
beginning of period

Sum of weighted average
activity of repurchases and
issuances of Common and
Class B stock and
cancellation of restricted
stock grants                       134         (52)        505          17

Weighted Basic Shares (b)       56,022      55,369      55,714      55,421

Effect of assumed exercise
of Common stock equivalents        479         366         550         279

Weighted Diluted Shares         56,501      55,735      56,264      55,700

Basic earnings per share         $0.65       $0.33       $1.23       $0.76

Diluted earnings per share       $0.64       $0.33       $1.21       $0.75